Exhibit 10.3

Contract for consulting services regarding the preparation of public funding applications concluded on 01. February 2017 between:

"My Size Inc."

Address : _______

Business Registration Number ......................,

hereinafter the “Orderer”

represented by:

Mr. Ronen Luzon, CEO

(the Orderer is in an establishment process to be completed)

and

PNO Polska Sp. z o.o.

headquartered in Warsaw,

Al. Jerozolimskie 101/11, 02-011,

listed in the Register of Entrepreneurs of the National Court Register in the District Court for the Capital City of Warsaw, XIII Economic Division, under the number 0000226635, a VAT payer, NIP Business Registration Number 107-00-19-815, hereinafter “Contractor” or “PNO”

represented by:

Tomasz J. Hoffmann

hereinafter also the “Parties.”

§ 1 SUBJECT OF THE CONTRACT

The subject of the Contract is the provision of consulting services by PNO regarding the preparation of funding applications for projects which are going to be presented by the Orderer and will be assessed by PNO as eligible to apply for funding. Parties are aiming to receive 80% grant for CAPEX and cost of establishing a R&D centre for the Orderer to be conducted by a Polish entity in Poland

§ 2 SCOPE OF THE TASKS

1.	In the course of the cooperation PNO shall carry out the tasks required for preparation of a high-quality complete application for UE grants, that will be submitted within the set time limit to the relevant Implementing Institution. The tasks will also include the following:

●	Preparation of and managing the application process;

●	if the feasibility study (business plan) is needed, PNO shall prepare the feasibility study (business plan) for the application purposes on the basis of financial and technical information (consisting of i.a. analysis of the investment impact on the environment and essential technical data) provided by Orderer

●	assisting the Orderer in the course of preparing correspondence to the Implementing Institutions until the information of the EU grant being awarded is received;

●	assistance at the stage of signing the EU grant contract and consultancy as regards the proposed terms of said contract proposed (in the case of a positive decision and awarding the grant);

●	managing the grant compliance during entire project realisation

2.	Services provided by the Contractor shall be carried out in Polish and English.

§ 3 REMUNERATION AND PAYMENTS

1.	For the satisfactory performance of the services determined in § 1 and in the scope determined in § 2, PNO Consultants shall receive from the Orderer remuneration in the amount of:

Fixed fee: 10’000,00 EUR (say: ten thousand) for the first project, and extra 5’000,00 EUR (say: five thousand) for the each new following project if ordered by Orderer;

Success fee: the amount of the success fee remuneration will be calculated as 10% on the subsidised aid;

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2.	Remuneration described in § 3 pt. 1 will be paid to PNO, to provided bank account number within 14 days after properly issued VAT invoice in the following way:

a)	Remuneration for the preparation of the application documentation (“fixed fee”) will be payable in two instalments:

a.	first one amounting 5’000 EUR after signing this agreement at signing

b.	second one amounting 5’000 EUR after submitting the first application

Remuneration defined as “success fee” will be payable as follows :

(1) 55,000 Euro on the date of receiving a positive decision from the grant managing agency for example by publication of grantor decision on its website;

(2) the remaining success fee - minus the amount of 181,000 EURO – shall be paid by 36 equal consecutive monthly instalments , the first of which shall be paid 7 days after the date of receiving the first installments of the grant.

b)	Remuneration defined as “monthly fee” will be payable for the each single project, at the end of each month between start and end of project realisation.

§4 GENERAL RULES REGARDING THE REMUNERATION

1.	Remuneration in the form of a success fee is payable to PNO Consultants only if the Orderer actually receives the grant after obtaining a decision regarding the grant from the responsible institution.

2.	If the application will be left without consideration by the appropriate institution because of the formal error at the stage of preparing the application by the Contractor, PNO will prepare for the Orderer without fixed fee a new application for the purpose of renewed submitting at next application round announced for the appropriate Programme, only after it has been consulted with the Orderer.

3.	If, the application will not be submitted due to the reasons attributed to the Orderer, or should the Orderer decide to withdraw the grant application after it has been submitted or assessed by the relevant Institution, the Orderer will reimburse PNO back all actual out of pocket costs incurred by the contractor, supported by documentation. The costs for the service will not exceed the amount of 49.000 PLN (say: forty nine thousand PLN).

4.	The invoices issued by PNO Consultants are payable within 14 (say: fourteen) days from the date of receipt by the Orderer of a properly issued VAT invoice. The Orderer shall immediately inform PNO Consultants of the decision regarding the granting of external funding (in a written form).

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5.	If it is necessary to prepare expert opinions for the sake of application documentation (e.g. analysis of the investment impact on the environment, opinion on innovation, essential technical data, etc.), their costs shall be covered by the Orderer. Such costs will be agreed with the Ordered.

6.	Remuneration due to the Contractor shall be increased by due VAT.

7.	PNO reserves the right to calculate statutory interest for the delay in remuneration payment by the Orderer.

8.	All payments shall be made in PLN. Amounts in other currency shall be converted to PLN in accordance with the average exchange rate of the Polish National Bank, valid on the day the VAT invoice is issued.

§ 5 ADDITIONAL PROVISIONS

1.	The Contractor shall carry out the tasks entrusted to him by the Orderer with due diligence and care, using his knowledge and professional skills as well as practical experience.

2.	The Orderer shall provide, as instructed by the Contractor, all information and/or documents, necessary for the satisfactory performance of this Contract by the Contractor. The Orderer shall provide services on the basis of the above-mentioned information and documents and the answers provided by the Orderer to Contractor’s questions. The Contractor shall not bear any responsibility for the damage resulting from the Orderer’s failure to provide such information, the provision of information contrary to the facts or in any other way defective.

3.	The Orderer shall provide copies of all correspondence obtained from or sent to the Implementing Institution at the Application Stage.

4.	In order to maintain high quality services and engagement of the parties in the satisfactory performance of this contract, each party shall inform the other party of each incident of negligence or breach of the provisions hereof within a week from its occurrence.

5.	On the event of any future circumstances, which are not covered by the present contract fully or in part, the Parties shall undertake joint actions in order to find a solution which will in the best possible way fit the nature, period and goals of the present contract.

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6.	Final version of the application with attachments prepared by the Contractor shall be sent by the Contractor to the Orderer by means of electronic communication. The Orderer shall confirm reception and, should the need arise, verification of the final documentation in writing.

7.	In order to improve the communication during the project execution, the Orderer shall designate a person to coordinate the project on his part (Project Coordinator). The Project Coordinator together with the Project Manager on the part of the Contractor shall manage the work and human resources on the part of the Orderer, conduct teleconferences supervising the course and progress of the Project implementation.

§ 6 CONFIDENTIALITY CLAUSE

1.	PNO agrees that all information disclosed by the Orderer to PNO whether oral, visual or in writing, including by way of illustration but not limited to, all specifications, formulas, prototypes, computer programs and all records, data, ideas, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, legal documents and other data and information (in whatever form), as well as improvements, patents (whether pending or duly registered) and any know-how related thereto, relating to the Purpose and information learned by PNO from the Orderer that relates to the Purpose, or third-party confidential information disclosed to PNO by the Orderer. The terms and conditions of this Section 1 will be considered and referred to collectively in this Agreement as "Confidential Information". Notwithstanding, Confidential Information, shall not include information that: (i) is now or subsequently becomes generally available in the public domain through no fault or breach on the part of PNO; (ii) PNO can demonstrate in its records to have had rightfully in its possession prior to disclosure of the Confidential Information by the Orderer to PNO; (iii) PNO rightfully obtains from a third party who has the right to transfer or disclose it, without default or breach of this Agreement; or (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that PNO shall make the best effort to provide prompt notice of such court order or requirement to the Orderer to enable the Orderer to seek a protective order or otherwise prevent or restrict such disclosure.

2.	Non-disclosure and Non-use of Confidential Information. PNO agrees to accept and use Confidential Information solely for the Purpose. PNO will not disclose, publish, or disseminate Confidential Information to any third party other than those of its, executive officers, directors, accountants, attorneys and employees with a need to know (“Representatives”), and PNO agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information and ensures that such Representatives fully perform the duties and obligations hereunder and to this end shall obtain appropriate written agreements with such Representatives, but in any event PNO agrees to be responsible for any use or disclosure of Confidential Information of any of its said Representatives. PNO agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of the Orderer in each instance. In performing its duties and obligations hereunder, PNO agrees to use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care. Further, PNO agrees that it shall not make any copies of the Confidential Information on any type of media, without the prior express written permission of the authorized representative of the Orderer.

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§ 7 NOTICES

1.	All notices or declarations affecting the term of this Contract shall be delivered via registered mail or courier, and the exchange of other information associated with the satisfactory performance hereof shall be in writing and via electronic mail.

2.	The Contractor shall designate persons responsible for the exchange of information associated with the execution hereof who are responsible for the technical coordination of the activities in question.

3.	Current correspondence may be exchanged via e-mail and fax.

§ 8 CHANGES OF THE CONTRACT

Changes of the contract require written form under clause of nullity.

§ 9 COPIES OF THE CONTRACT

The Contract has been made in two counterparts, one for each Party.

§ 10 FINAL PROVISIONS

1.	In all matters not settled herein the Polish Civil Code provisions shall apply.

2.	The present contract may be terminated with a 3-month notice period.

3.	Any disputes that may arise out of the interpretation or performance of the provisions hereof or in connection with the Contract shall be submitted by the parties for the resolution by the common court having jurisdiction over the Contractor’s seat.

& 11 Resigning the Contract

1.	The Contractor is aware that the Orderer was not established yet, and therefore, immediately after the said establishment shall be completed, the Orderer and the Contractor shall resign this Contract once again.

Orderer	Contractor

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